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                                                           EXHIBIT 4(a)


                FIRST AMENDMENT TO NOTE AGREEMENT


    Reference is hereby made to that Note Agreement dated as of January 1, 1992 (the "Original Agreement"), as amended hereby (the "Agreement"), between Oneida, Ltd. (the "Company"), Allstate Life Insurance Company, and Pacific Mutual Life Insurance Company (collectively, the "Purchasers"). This First Amendment to Note Agreement is hereinafter referred to as the "Amendment."

    WHEREAS, the Purchasers have agreed to purchase $35,000,000 aggregate principal amount of 7.49% senior notes issued by THC Systems, Inc. and guaranteed by the Company (the "1996 Notes"); and

    WHEREAS, as a condition to the purchase of the 1996 Notes by the Purchasers and the granting of a Waiver dated as of November 1, 1996 by the Purchasers with respect to compliance by the Company with certain covenants of the Original Agreement, certain of the Company's Subsidiaries have provided guarantees with respect to the Notes.

    IT IS THEREFORE AGREED THAT:

    1.   Definitions.

         (a) All defined terms used herein shall have the meanings assigned to such terms in the Original Agreement.

         (b) Section 5.1 of the Original Agreement shall be amended by adding thereto the following definitions:

              Bank Agreement - That Credit Agreement dated as of January 19, 1996, among the Company, The Chase Manhattan Bank, N.A., as Agent and the banks signatory to such agreement, as such agreement may be from time to time amended. The term "Bank Agreement" shall also include replacement or additional credit agreements entered into by the Company or any Restricted Subsidiary with banks or other institutional lenders.

              Banks - The bank lenders to the Company pursuant to the Bank Agreement.

              Business Day - Any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York; Los Angeles, California; or Chicago, Illinois are required or authorized to be closed

              Camden Disposition - The sale, lease, transfer or other disposition of stock or assets of Camden Wire Co., Inc. prior to January 31, 1999 (i) for cash consideration, net of any continuing or contingent liabilities, equal to book value of Camden Wire Co., Inc. at the time of such sale,

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us or minus ten percent (10%) and (ii) for all of the capital stock of Camden
Wire Co., Inc. or 1 of  its assets, as the case may be.

              1996 Note Agreement - That Note Agreement dated as of November 15, 1996 between Systems, Inc., the Company and the Purchasers which are signatories thereto.

              1996 Notes - The senior notes issued pursuant to the terms of the 1996 Note Agreement.

              Restricted Subsidiary Guarantor - Any Subsidiary Guarantor which is a Restricted Subsidiary.

              Sharing Agreement - The Sharing Agreement dated as of November 26, 1996 between the Banks and the Purchasers substantially in the form attached hereto as Exhibit A-1.

              Subordination Agreement - That Subordination Agreement dated as of November 26, 1996 providing that all Indebtedness owed by each Subsidiary Guarantor to the Parent is subordinated to the prior payment of Indebtedness owed to the Noteholders under this Agreement and the Subsidiary Guarantees substantially in the form attached hereto as Exhibit 2.

              Subsidiary Guarantees - The Guarantee Agreements substantially in the form attached as Exhibit A-3 hereto executed by each Subsidiary Guarantor.

              Subsidiary Guarantors - Each of Buffalo China, Inc., Camden Wire Co., Inc., THC Systems, Inc. (successor to Oneida Community China, Inc.) and each Restricted Subsidiary created or acquired after January 19, 1996, which becomes a "Guarantor" as such term is defined in the Bank Agreement or which is required to issue a Subsidiary Guaranty pursuant to Section 7.14.

              Wholly-Owned Restricted Subsidiary - When applied to a Restricted Subsidiary, any Restricted Subsidiary 100% of the Voting Stock of which is owned by the Company or its Wholly-Owned Restricted Subsidiaries.

         (c) Section 5.1 of the Original Agreement shall be amended by deleting therefrom the following definitions: Affiliate; Determination Date; Indebtedness; Person; Priority Indebtedness; Restricted Investments (but solely paragraphs (a), (f), (g) and (h) thereof); and Restricted Subsidiary and inserting in lieu thereof the following:

              "Affiliate - Any Person (other than a Subsidiary Guarantor) (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company,
(ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of the Company or any Subsidiary or (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause

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the direction  of  the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

              Determination Date - The day 2 Business Days before the date fixed for a prepayment pursuant to a notice required by Sections 2.2(b) or 2.3 or the day 2 Business Days before the date of declaration pursuant to Section 8.2.

              Indebtedness - (i) All items of borrowed money, including Capitalized Leases, which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet as of the date at which Indebtedness is to be determined, (ii) all Guaranties (other than Guaranties of Indebtedness of the Company by a Restricted Subsidiary Guarantor in accordance with Section 7.15 or of a Restricted Subsidiary Guarantor by the Company), letters of credit and endorsements (other than of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business), in each case to support Indebtedness of other Persons; and (iii) all items of borrowed money secured by any mortgage, pledge or Lien existing on Property owned subject to such mortgage, pledge, or Lien, whether or not the borrowed money secured thereby shall have been assumed by the Company or any Restricted Subsidiary. Indebtedness of the Company and its Restricted Subsidiaries at January 25, 1992 is set forth in Annex II hereto.

              Person - Any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

              Priority Indebtedness - Without duplication (i) Funded Debt and Current Debt of Restricted Subsidiaries (except to the Company or a Majority-Owned Restricted Subsidiary Guarantor) in each case unsecured by Liens, (ii) the aggregate amount of Guaranties by Restricted Subsidiaries (except of Indebtedness of the Company in accordance with Section 7.15 or a Majority-Owned Restricted Subsidiary in accordance with Section 7.15), (iii) Funded Debt and Current Debt of the Company and its Restricted Subsidiaries (except to the Company or a Majority-Owned Restricted Subsidiary Guarantor) secured by any Lien on the Property of the Company or any Restricted Subsidiary and (iv) the redemption or liquidation value (whichever is higher) of all equity securities of Restricted Subsidiaries (other than common stock) which are not legally and beneficially owned by the Company or its Restricted Subsidiaries.

              Restricted Investments - Any Investment, except for:

                   (a)  Investments in Restricted Subsidiary Guarantors;

                   (f) Investments in certificates of deposit maturing within one year from the date of acquisition thereof issued by (i) Chase Manhattan Bank, or (ii) in the case of any other bank, a bank organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $100,000,000

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and whose long-term corporate debt is,  at  the time  of acquisition thereof by the Company or any Subsidiary, accorded a rating of "A" or better by Moody's Investors Service, Inc., or "A" or better by Standard & Poor's Ratings Group;

                   (g) Investments in commercial paper maturing no more than 270 days from the date of issuance issued by any corporation organized under the laws of the United States or any state thereof, rated in the highest category by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group;

                   (h) Investments in money market funds registered under the Investment Company Act of 1940 which invest in securities which, in the aggregate, have an average rating of "A" or better (or an equivalent) by Moody's Investors Services, Inc. or Standard & Poor's Ratings Group;

              Restricted Subsidiary - Any Subsidiary (i) which is organized under the laws of the United States, Puerto Rico, Mexico, Canada or a member of the European Union or a jurisdiction thereof, (ii) which conducts substantially all of its business and payments within the United States, Puerto Rico, Canada, Mexico or any member of the European Union, (iii) a majority of each class of capital stock of which is legally and beneficially owned by the Company or a Restricted Subsidiary or (iv) which is designated as a "Restricted Subsidiary" in Annex I hereto or in a written notice provided to each Noteholder. The Company and each Restricted Subsidiary which issues a Subsidiary Guarantee shall, as long as such Subsidiary Guarantee remains in effect, at all times remain a Restricted Subsidiary."

    2.   Amendments.

    The Purchasers and the Company hereby amend the Original Agreement as follows:

         (a)  A new final sentence is added to Section 1.1 as follows:

              "The obligations of the Company hereunder and under the Notes shall be guaranteed by the Subsidiary Guarantors pursuant to the Subsidiary Guarantees.

         (b) Section 2.1(b) of the Original Agreement is amended by deleting such Section in its entirety and inserting in lieu thereof the following:

              "(b) (i) In the event of a Change of Control, the Company shall, immediately upon learning thereof, but in any event within five days after the date of such Change of Control, give written notice to each holder of a Note of the Change of Control, accompanied by a certificate of an authorized officer of the Company describing in detail the nature of the Change of Control and containing an offer by the Company to prepay the Notes on the terms set forth in the following sentence (the "Change Notice"). Subject to clause (ii) of this paragraph (b), the Company shall prepay, on a date specified in such notice by

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the Company which shall be not less than 45 or more  than 60 calendar days after the effective date of such Change in Control, the entire principal amount of the Notes held by each holder at the price set forth in Section 2.2(b).
                   (ii) A holder of Notes may accept or reject the offer of the Company to prepay Notes made pursuant to clause (i) of this paragraph (b) by causing a notice of such acceptance or rejection to be delivered to the Company not more than 30 calendar days following receipt of the Change Notice.
A failure by a holder of Notes to respond to an offer to prepay made pursuant to clause (i) of this paragraph (b) shall be deemed to constitute an acceptance of such offer by such holder."

         (c) Section 2.2(b) of the Original Agreement is amended by adding after the words "Section 7.10" in the second line the parenthetical clause "(other than prepayments made in connection with a Camden Disposition pursuant to such Section 7.10)".

         (d)  Section 2.7 of the Original Agreement is amended by deleting such
Section in its entirety and inserting in lieu thereof the following:

              "2.7 Payments Due on Saturdays, Sundays and Holidays. In any case where the date of any required prepayment of the Notes or any interest payment date on the Notes or the date fixed for any other payment of any Note or exchange of any Note is not a Business Day, then such payment, prepayment or exchange need not be made on such date but may be made on the next preceding Business Day, with the same force and effect as if made on the due date."

         (e) A new Section 5.5 shall be added to the Original Agreement as follows:

              "Wherever the word "property" is used in this Agreement, the lower case "p" is changed to the upper case "P"."

         (f) A new Section 5.6 shall be added to the Original Agreement as follows:

              Whenever the phrase "chief financial officer" or "chief accounting officer" is used, the phrase "or Senior Vice President, Finance" shall be added.

         (g) Section 6.6(c) of the Original Agreement is amended by changing the Section reference "7.13" in the nineteenth line to the Section reference "7.15".

         (h) Section 6.7 of the Original Agreement is amended by adding to the third sentence thereof the following new clauses (vi), (vii), (viii) and (ix):

              "(vi) effect compliance with any law, rule, regulation or order applicable to you or any other Institutional Holder, (vii) in response to any subpoena or other legal process, (viii) in connection with any litigation to which you or any other

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Institutional Holder are a party, or (ix) if an Event of Default has occurred and is continuing, to the extent you or any other Institutional Holder may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Notes, this Agreement, the Subsidiary Guarantees or the Subordination Agreement."

         (i) A new Section 6.13 shall be added to the Original Agreement as follows:

              "6.13. Company's Restricted Subsidiary Status. The Company shall at all times own 100% of the Voting Stock of THC Systems, Inc."

         (j) A new Section 6.14 shall be added to the Original Agreement as follows:

              "6.14. Bank Agreement. The Company shall promptly notify the holders of the Notes of any amendment to or other modification of or replacement of the Bank Agreement and shall promptly provide copies to the Noteholders of such amendment or modification or replacement documentation."

         (k) A new Section 6.15 shall be added to the Original Agreement as follows:

              "6.15. Subsidiary Guarantees. In the event that the Company or any Restricted Subsidiary acquires a Person which complies with the definition herein of a Restricted Subsidiary Guarantor, the Company shall, within 10 days following such acquisition, provide the Noteholders with a Subsidiary Guarantee from such new Restricted Subsidiary Guarantor."

         (l) A new Section 6.16 shall be added to the Original Agreement as follows:

              "6.16 Release of Camden Wire Subsidiary Guarantee. The Noteholders shall release and discharge Camden Wire Co., Inc. from its obligations under its Subsidiary Guarantee if (i) the capital stock or assets of Camden Wire Co., Inc. are sold in compliance with Section 7.10 hereof and
(ii) prior to or simultaneously with such release and discharge by the Noteholders, the Banks release Camden Wire Co., Inc. from all guarantee obligations of Camden Wire Co., Inc. to the Rank "

         (m)  Section 7.4 of the Original Agreement is amended by deleting such
Section in its entirety and inserting in lieu thereof the following:

              "7.4. Priority Indebtedness of Restricted Subsidiaries. The Company will not permit any Restricted Subsidiary to permit to exist, create, assume, incur, guarantee or otherwise be or become liable, directly or indirectly, in respect of any Priority Indebtedness, (a) except the 1996 Notes and (b) except additional Priority Indebtedness (excluding fifty percent (50%) of the then outstanding principal amount of all tax-exempt Indebtedness of Restricted Subsidiaries issued at or prior to January 26, 1991) which, after giving effect thereto and the application of proceeds thereof, does not result in aggregate outstanding Indebtedness (including the 1996 Notes) incurred by Restricted Subsidiaries, when added to aggregate Indebtedness incurred (without duplication) pursuant to
Section 7.6(f), exceeding,  20%  of Consolidated Tangible Net Worth."

         (n) Section 7.6 of the Original Agreement is amended by deleting paragraphs (d) and (f) thereof and inserting in lieu thereof the following:

              "(d) Liens on Property of a Restricted Subsidiary, provided that such Liens secure only obligations owing between the Company and any Restricted Subsidiary Guarantor or between Majority-Owned Restricted Subsidiary Guarantors;

              (f) Other Liens solely on real estate, plant equipment and supplies not otherwise permitted under subparagraphs (a) through (e) above securing Indebtedness; provided that the Indebtedness secured by such Liens does no exceed the lesser of the cost or fair market value of the Property;
and provided further, that the aggregate amount of such Indebtedness secured by Liens permitted by this subparagraph (f), when added to the aggregate amount of other Indebtedness of Restricted Subsidiaries incurred (without duplication) pursuant to Section 7.4 (but excluding, solely in connection with the issuance of the 199, Notes, the 1996 Notes), does not exceed twenty percent (20%) of Consolidated Tangible Net Worth;"

         (o)  Section 7.8 of the Original Agreement is amended by deleting such
Section in its entirety and inserting in lieu thereof the following:

              "7.8. Restricted Payments. The Company will not, and will not permit any Restricted Subsidiary to, except as hereinafter provided:

                   (a) declare or pay any dividends (other than to the Company), either in cash or Property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of capital stock of the Company);

                   (b) directly or indirectly, or through any Subsidiary, purchase, redeem, or retire any shares of its capital stock or any class or any warrants, rights or options to purchase or acquire any shares of its capital stock (other than in exchange for the same or similar securities or out of the net cash proceeds from the issuance or sale of other shares of capital stock of the Company);

                   (c) make any other payment or distribution (other than to Company), either directly or indirectly or through any Subsidiary, in respect of its capital stock; or

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                   (d)  make any Restricted Investment;

              (all such declarations, payments, purchases, redemptions, retirements, distributions and investments being herein collectively called "Restricted Payments") if, after giving effect thereto (i) the Company could not incur an additional $1.00 of Funded Debt pursuant to Section 7.3,
(ii) an Event of Default pursuant to Section 8.1 shall have occurred and (iii) the aggregate amount of all Restricted Payments made during the period from and after January 28, 1996, to and including the date of the Restricted Payment in question would exceed the sum of:

                   (x)  $12,500,000, plus

                   (y) 75% (or minus 100% in the case of a deficit) of Consolidated Net Income for such period (computed on a cumulative basis for the entire period from January 28, 1996).

              The Company will not declare any dividend which constitutes a Restricted Payment payable more than 60 days after its date of declaration. Any dividend which complies with the provisions of this Section
7.8 on the date of its declaration shall be deemed to comply on its date of payment, provided that any intervening event giving rise to non-compliance is not the result of a Restricted Payment."

         (p) Section 7.9 of the Original Agreement is amended by deleting paragraph (b) in such Section in its entirety and inserting in lieu thereof the following new paragraphs (b) and (c):

              "(b)  Any  Restricted Subsidiary (except THC Systems, Inc.) may
(i) merge into the Company or another Majority-Owned Restricted Subsidiary Guarantor or (ii) sell, transfer or lease all or any part of its assets to the Company or to another Majority-Owned Restricted Subsidiary Guarantor or (iii) merge into any Person which, as a result of such merger, concurrently becomes a Restricted Subsidiary, provided in each such instance that there shall exist no Event of Default or event which, with the passage of time or giving of notice, or both, would constitute an Event of Default;

              (c)  THC Systems, Inc. may merge into the Company."

         (q) Section 7.10 of the Original Agreement is amended by deleting such Section in its entirety and inserting in lieu thereof the following:

              "7.10 Sale of Assets. During any fiscal year, the Company will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any assets, in one or a series of transactions, other than in the ordinary course of business, to any Person, other than the Company or, in the case of the

THC Systems, Inc., to a Wholly-Owned Restricted Subsidiary Guarantor or, in the case of all other Restricted Subsidiaries, to a Majority-Owned Restricted Subsidiary Guarantor (collectively a "Disposition"), if after giving effect to such Disposition, the aggregate book value of all Dispositions made during such fiscal year would exceed ten percent (10%) of Consolidated Tangible Assets as of the end of the immediately preceding fiscal year. Notwithstanding the foregoing, the Company may make a Disposition in excess of the aforesaid percentage if the Company shall, within 180 days after such Disposition, (a) use pro rata the net proceeds from the sale of such assets exceeding ten percent (10%) to invest in other tangible Property and of at least equivalent value for use in the business of the Company and its Restricted Subsidiaries or
(b) with respect to the net proceeds from Dispositions exceeding ten percent (10%) derived other than from a Camden Disposition, to prepay Funded Debt, including the Notes, on a pro rata basis among all issuers of such Funded Debt, including the Noteholders (subject to the right, to which the Company agrees, of any Noteholders to elect not to be so prepaid), subject to the prepayment requirements of Section 2.2(a) and at the price set forth in Section 2.2(b). With respect to a Camden Disposition occurring prior to March 1, 1997, such Camden Disposition shall not constitute a Disposition for purposes of this
Section 7.10. With respect to a Camden Disposition occurring after March 1, 1997, the net proceeds of such Camden Disposition, plus proceeds of other Dispositions made during the same fiscal year which exceed in the aggregate, ten percent (10%) of Consolidated Tangible Net Assets as of the end of the immediately preceding fiscal year, shall be used to prepay Funded Debt, including the Notes, on a pro rata basis among all issuers of such Funded Debt, including the Noteholders (subject to the right, to which the Company agrees, of any Noteholder to elect not to be so prepaid), subject to the prepayment requirements of Section 2.2(a) and a price equal to 100% of the principal amount to be prepaid, plus interest accrued to the date of prepayment."

         (r) A new Section 7.14 shall be added to the Original Agreement as follows:

              "7.14 Pari Passu Position. The Company agrees that it will not grant or provide, and at no time will it allow to exist, be created or granted, any Liens or security interests in favor of, or Guarantees by Restricted Subsidiaries for the benefit of, any of the Banks, unless in the case of the giving of any guaranty by Restricted Subsidiaries, the Noteholders shall simultaneously be provided with a Subsidiary Guarantee."

         (s) A new Section 7.15 shall be added to the Original Agreement as follows:

              "7.15 Sharing Agreement. The Company shall not permit any Restricted Subsidiary to incur Priority Indebtedness or to issue a Restricted Subsidiary Guarantee without requiring that the lender of such Indebtedness or beneficiary of such Restricted Subsidiary Guarantee execute the Sharing Agreement at the time of such incurrence of Indebtedness."

         (t)  Section 8.1 of the Original Agreement is amended by:

              (i) deleting paragraphs (c), (d) and (f) in their entirety and by inserting in lieu thereof the following new paragraphs (c), (d) and (f):

                   "(c) Default shall occur (i) in the payment of the principal of, premium, or interest on any other Indebtedness of the Company or its Subsidiaries, aggregating in excess of $1,000,000 as and when due and payable (whether by lapse of time, declaration, call for redemption or otherwise), (ii) under any mortgage, agreement or other instrument of the Company or any Subsidiary securing such Indebtedness or under or pursuant to which such Indebtedness aggregating in excess of $1,000,000 is issued, (iii) under any leases other than Capitalized Leases of the Company or any Subsidiary, with aggregate Rentals in excess of $1,000,000 or (iv) with respect to any combination of the foregoing involving Indebtedness and/or Rentals aggregating in excess of $1,000,000 regardless of whether such defaults would be Events of Default hereunder, and any such defaults with respect to the payment of money shall continue, unless waived, beyond the period of grace, if any, allowed with respect thereto;

                   (d) Default in the observance or performance of Sections 6.13, 6.15, 7.1, 7.3, 7.4, 7.5, 7.7, 7.8, 7.9, 7.10, 7.11, 7.14 or 7.15.

                   (f) Any representation or warranty made by the Company in this Agreement, or made by the Company in any written statement or certificate furnished by the Company in connection with the issuance and sale of the Notes or furnished by the Company pursuant to this Agreement or furnished by any Subsidiary Guarantor pursuant to any Subsidiary Guarantee, proves incorrect in any material respect as of the date of the issuance or making thereof;"

              (ii) and by redesignating paragraph (i) of the Original Agreement as paragraph (j) and inserting a new paragraph (i), as follows:

                   "(i) (A) Any Subsidiary Guarantor shall be in default of or fail to comply with any term, covenant, or agreement contained in any Subsidiary Guarantee or the Subordination Agreement or (B) any Subsidiary Guarantee or the Subordination Agreement shall cease to be in full force and effect; or"

         (u) Section 8.2 of the Original Agreement is amended by changing the paragraph reference to "(h)" in the second line thereof to the paragraph reference "(i)" and by changing the paragraph reference to "(i)" in the nineteenth line thereof to the paragraph reference "(j)".

         (v) Section 8.3 of the Original Agreement is amended by adding in the sixteenth line thereof after the parenthetical the clause "and under the Subsidiary Guarantees".

         (w) Section 8.4 of the Original Agreement is amended by adding in the seventh line thereof after the word "Notes" the clause "or in the Subsidiary Guarantees".

         (x) Section 8.6 of the Original Agreement is amended by adding in the second line thereof after the word "Agreement" the clause "and the Subsidiary Guarantees".

         (y) Section 11.1 of the Original Agreement is amended by adding in the fourteenth line thereof after the word "Notes" the clause "or the Subsidiary Guarantees or the Subordination Agreement or the Sharing Agreement or any agreement entered into by the Noteholders and the Company or any Subsidiary Guarantor" and by adding after the word "Notes" in the eighteenth line the clause "and the performance by the Subsidiary Guarantors under the Subsidiary Guarantees and the Subordination Agreement".

    3.   Representations and Warranties.

         (a)  In  order  to  induce the Purchasers to enter  into  this First
Amendment   to   Note  Agreement,  the  Company  confirms  that   each   of
the representations and warranties set forth in the Original Agreement is true and correct as of the date hereof to the extent such representation or warranty stated is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct as of such earlier date and that no Event of Default (which has not been cured pursuant to amendments made hereunder) has occurred and is continuing.

         (b) The Company represents and warrants that it has the requisite corporate power and authority to enter into this Agreement and to otherwise carry out the transactions contemplated by this Amendment.

         (c) The Company represents and warrants that this Amendment has been duly authorized by all necessary corporate action on the part of the Company and that this Amendment has been executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

    4.   Counterparts.

         This First Amendment to Note Agreement may be executed by the parties hereto individually, or in any combination of the parties hereto in several counterparts, all of which taken together shall constitute one and the same First Amendment to Note Agreement.

    5.   Conditions to Effectiveness.

         The effectiveness of the Purchasers' agreement to this Amendment is subject to the satisfaction on or prior to the date hereof of each of the following conditions:

         (a)  Delivery to the Purchasers of each of the following documents:

              (i)  Sharing Agreement;

              (ii) Subordination Agreement;

              (iii) Subsidiary Guarantees; and,

              (iv) such other documents and instruments as the Purchaser shall reasonably request.

    6.   Ratification and Acknowledgment.

         All of the representations, warranties, provisions, covenants, terms and conditions of the Original Agreement shall remain unaltered and in full force and effect and, as amended, the Original Agreement is in all respects agreed to, ratified and confirmed by the Company. The Company acknowledges and agrees that the amendments granted herein shall not be construed as establishing a course of conduct on the part of the Purchasers upon which the Company may rely at any time in the future.

    7.   Reference to and Effect on the Agreement.

         Upon the effectiveness of this First Amendment to Note Agreement, each reference in the Agreement and in other documents describing or referencing this Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import referring to the Agreement, shall mean and be a reference to the Agreement, as amended hereby.

    Dated as of this 26th day of November, 1996.


ONEIDA LTD.

By: /s/ Edward W. Thoma
        Senior Vice President - Finance


ALLSTATE LIFE INSURANCE COMPANY

By:  /s/
By: /s Steven M. Laude
       Authorized Signatories


PACIFIC MUTUAL LIFE INSURANCE COMPANY

By: /s/ Diane W. Dales
Its:    Assistant Vice President

By: /s/ Peter S. Fiek
Its:    Assistant Secretary